Item 26. Exhibit (h) i. f. 2.

Amendment No. 4 to

Administrative Services Agreement

Franklin Templeton Services, LLC Massachusetts

Mutual Life Insurance Company C.M. Life

Insurance Company

THIS AMENDMENT is made by and between Franklin Templeton Services, LLC (the “Fund Administrator”), Massachusetts Mutual Life Insurance Company and C.M. Life Insurance Company (together, the “Company”).

WHEREAS, the Company, MML Bay State Life Insurance Company and the Fund Administrator have entered into an Administrative Services Agreement, dated as of May I, 2002, as amended August 10, 2005 and December 28,2007 (the “Agreement”), concerning certain administrative services with respect to each series (“Fund” or “Funds”) of Franklin Templeton Variable Insurance Products Trust (the “Trust”) listed on the Schedule B of the Agreement;

WHEREAS, the Company and the Fund Administrator wish to amend the Agreement for the purpose of updating schedules and adding some new Funds and variable life or variable annuity insurance contracts covered by the Agreement.

NOW, THEREFORE, in consideration of past and prospective business relations, the Fund Administrator and the Company hereby amend the Agreement as follows:

1.          Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedules B attached hereto.

2.         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed as of September 8, 2020.

FRANKLIN TEMPLETON SERVICES, LLC		MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Laura Fergerson	By:	/s/ Michael S. Dunn
Name:	Laura Fergerson	Name:	Michael S. Dunn
Title:	President	Title:	Head of Institutional Insurance

C.M. LIFE INSURANCE COMPAY

		By:	/s/ Michael S. Dunn
		Name:	Michael S. Dunn
		Title:	Head of Institutional Insurance

1

Schedule B Administrative

Expense Payment

The Fund Administrator agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

#	Company Name	Separate Account/	Class/Funds of the Trust	Fee	Date of
		Registration Yes/No.		Rate	beginning of
period for
computation
of fee
1.	Massachusetts Mutual Life Insurance Company	Massachusetts Mutual Variable Life Separate Account I Yes	Class 2 Shares:	[____]%	05/01/03
Franklin Small Cap Value VIP Fund
Templeton Foreign VIP Fund

			Class 1 Shares:	[____]%	10/01/16
Franklin Mutual Global Discovery VIP Fund
Franklin Small Cap Value VIP Fund
Franklin Strategic Income VIP Fund
Templeton Global Bond VIP Fund

Class 2 Shares:
Franklin Mutual Global Discovery VIP Fund
Franklin Strategic Income VIP
2.	C.M. Life Variable Life Insurance Company	C.M. Life Variable Life Separate Account I	Class 2 Shares:	[____]%	05/01/03
Franklin Small Cap Value VIP Fund
		Yes	Templeton Foreign VIP Fund

3.	Massachusetts Mutual Life Insurance Company	Massachusetts Mutual Life Separate Account IX	Class 1 Shares:	[____]%	09/08/2020
Franklin Income VIP Fund
Franklin Mutual Global Discovery VIP Fund
Franklin Rising Dividends VIP Fund
Franklin Small Cap Value VIP Fund
Franklin Small-Mid Cap Growth VIP Fund
Franklin Strategic Income VIP Fund
Templeton Global Bond VIP Fund

2